UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2011

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3020 Old Ranch Parkway, Suite 400 Seal Beach, California	90740
(Address of Principal Executive Offices)	Zip Code

(562) 493-2804

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                         Regulation FD Disclosure.

Clean Energy Fuels Corp. (the “Company”) has been advised that (1) Barclay Corbus, Senior Vice President, Strategic Development, (2) James N. Harger, Chief Marketing Officer, (3) Andrew J. Littlefair, President and Chief Executive Officer, (4) Warren I. Mitchell, Chairman of the Board and (5) Mitchell W. Pratt, Chief Operating Officer and Corporate Secretary have entered into Rule 10b5-1 Sales Plans (collectively, the “Plans”) to sell shares of the Company’s common stock to be acquired upon the exercise of stock options.

Shares may be sold under the Plans at any time that the Company’s stock attains certain pre-arranged minimum prices and/or pursuant to market orders (as set forth in the Plans). Such sales may take place beginning as early as January 1, 2012, and ending with the termination date of December 31, 2013, unless earlier terminated in accordance with the terms of their respective Plans. The maximum aggregate number of shares that may be sold during the duration of the Plans is 1,060,318 shares.

The participants in the Plans will have no control over the timing of any sales under their respective Plans and there can be no assurance that the shares covered by the Plans will actually be sold.

Rule 10b5-1 permits officers and directors of public companies to adopt pre-determined plans for buying or selling specified amounts of stock.  The summaries of the Plans entered into by Mr. Corbus, Mr. Harger, Mr. Littlefair, Mr. Mitchell and Mr. Pratt are not intended to be comprehensive descriptions of the terms of the Plans.  The Plans are intended to comply with our Insider Trading Policy and with the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.  All sales of common stock under the Plans will be reported through appropriate filings with the Securities and Exchange Commission.  Our executive officers and directors enter into Rule 10b5-1 sales plans to diversify their assets and obtain liquidity to meet financial obligations and for estate planning purposes.  We do not undertake any obligation to report Rule 10b5-1 plans that may be adopted by any of our directors or officers from time to time, or to report any modification or termination of such plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2011		Clean Energy Fuels Corp.

	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer